Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of the 2nd day of September, 2016 by and among (a) AmeriTeam Services, LLC, a Tennessee limited liability company (the “Company”), (b) Team Health Holdings, Inc., a Delaware corporation (“Holdings”), which hereby guarantees all of the payment obligations of the Company under this Agreement, and (c) Leif Murphy (“Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee pursuant to the terms of this Agreement, and Holdings desires to agree to the terms of such employment and the other obligations of Holdings and the Company set forth herein, including the issuance of certain equity awards of Holdings to Employee; and

WHEREAS, Employee desires to be so employed pursuant to the terms of this Agreement; and

NOW, THEREFORE, based upon these premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree upon the terms and conditions of Employee’s employment with the Company that are set forth herein,

1.       Effectiveness/Employment and Term.

1.1     This Agreement constitutes a binding obligation of the parties as of the date hereof; provided that notwithstanding any other provision of this Agreement, Employee shall commence employment on, and the operative provisions of this Agreement shall become effective as soon as practicable on a date to be mutually agreed upon by the parties, but in no event any later than October 1, 2016 (such employment commencement date, the “Commencement Date”).

1.2     The Company agrees to employ Employee and Employee agrees to be employed by the Company pursuant to the terms of this Agreement as the President and Chief Executive Officer (“CEO”) of the Company and of Holdings, reporting to the Board of Directors of Holdings (the “Board”) to perform the duties assigned to Employee by the Board. Employee shall remain employed pursuant to the terms of this Agreement until such employment is terminated pursuant to Section 6 of this Agreement.

2.     Duties. Employee will perform all duties customarily incident to Employee’s position and such duties that are properly assigned to from time to time by the Board. Employee shall devote Employee’s entire business time, attention and effort to the affairs of the Company and shall use Employee’s reasonable best efforts to promote the interests and success of the Company, and shall cooperate fully with the Board in the advancement of the best interests of the Company; provided, however, that Employee may serve on corporate, civic or charitable boards or committees, in each case, subject to prior Board approval, not to be unreasonably withheld, and Employee may deliver lectures, fulfill speaking engagements, or manage personal investments, provided that such activities do not individually or in the aggregate significantly interfere with, or are otherwise not inconsistent with, the performance of Employee’s duties under this Agreement. Nothing herein shall prevent Employee from engaging in certain passive investments so long as the same do not require Employee’s management efforts, are passive, are not inconsistent with Employee’s duties hereunder and are not prohibited by the restrictive covenants of Section 7.

3.     Compensation.

3.1     Salary. Commencing on the Commencement Date, Employee shall receive an annualized base salary of $1,000,000 per year, payable biweekly. On an annual basis, the Board may review Employee’s total compensation and may, in its sole discretion, increase Employee’s base salary from time to time without the necessity of further action to amend this Agreement, but in no event shall the Board reduce the base salary. Employee’s base salary as in effect at any time is hereinafter referred to as the “Base Salary”.

3.2     Bonus. For each fiscal year of the Company commencing with the 2017 fiscal year, Employee will be eligible to earn a bonus payment based on performance, determined in good faith in accordance with Exhibit A hereto (the “Bonus”). The Bonus, if any, shall be paid to Employee within two and one-half (2.5) months after the end of the applicable fiscal year. Employee must be employed on the last day of the fiscal year in respect of which the Bonus is earned in order to have a vested right to receive such Bonus.

3.3.     Taxes and Other Applicable Deductions. From all compensation paid to Employee, the Company shall withhold all applicable sums for all state, federal and local taxes, and such other amounts as are necessary and applicable or agreed to by Employee.

3.4     Equity Interest Incentives. Employee shall be eligible to receive annual equity incentive awards as a participant in the Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”) commencing in 2017 with a targeted grant date value of not less than $3,100,000, subject to the terms of the Plan and the approval and sole discretion of the Board and, if applicable, subject to compliance with any Executive Stock Ownership Guidelines as approved by the Board. The terms of any such annual equity incentive awards (which, for the avoidance of doubt, shall not include the Sign-On Equity Awards described in Section 3.6 below) shall be determined by Holdings’ Compensation Committee at the time of grant.

3.5     Sign-On Cash Award. On, or within ten (10) days following, the Commencement Date, the Company will pay to Employee a special lump sum sign-on cash bonus award in the amount of $2,800,000 (the “Sign-On Bonus”), less applicable tax withholdings. If Employee’s employment is terminated due to either Employee’s resignation other than for Good Reason (as defined in Section 6.4 of this Agreement), or by the Company for Cause (as defined in Section 6.2 of this Agreement) prior to the first (1st) anniversary of the Commencement Date, Employee will promptly repay $2,000,000 to the Company.

3.6     Sign-On Equity Awards. Effective as of, or as soon as practicable following, the Commencement Date (and, in any event, no later than five (5) days following the

Commencement Date), Holdings shall grant to Employee the following special one-time equity awards pursuant to the terms of the Plan: (i) ordinary time vesting stock options with a grant date value of $4,000,000 (the “Sign-On Time Options”), (ii) performance vesting stock options with a grant date value of $4,000,000 (the “Sign-On Performance Options”) (iii) time vesting restricted stock units with a grant date value of $3,000,000 (the “Sign-On RSUs”), and (iv) market share units with a grant date value of $5,000,000 (the “Sign-On MSUs,” and together with the Sign-On Time Options, Sign-On Performance Options and the Sign-On RSUs, the “Sign-On Equity Awards”). The terms applicable to such Sign-On Equity Awards shall be as described below and as more fully set forth in the relevant award agreements to be entered into between Employee and Holdings as of the Commencement Date. The grant date values of the Sign-On Equity Awards, as contemplated by this Section 3.6, shall be based on the methodologies previously communicated by Holdings to Employee in writing prior to the date hereof.

(a)     Sign-On Time Options. The Sign-On Time Options shall have an eight (8) year normal term (subject to early termination following Employee’s termination of employment) and shall vest in three equal annual installments on each of the first three (3) anniversaries of the Commencement Date, subject to Employee’s continued employment with the Company. The per share exercise price of the Sign-On Time Options shall be equal to the “Fair Market Value” (as defined in the Plan) of a share of Holdings common stock on the grant date.

(b)     Sign-On Performance Options. The Sign-On Performance Options shall have an eight (8) year normal term (subject to early termination following Employee’s termination of employment) and shall vest in three (3) equal installments upon the first dates, if any, occurring during the period commencing on the first (1st) anniversary of the Commencement Date and ending on the fourth (4th) anniversary of the Commencement Date upon which the average closing trading prices of a share of Holdings common stock over a consecutive 10-day trading period has equaled or exceeded 115%, 130% and 145%, respectively, of the Fair Market Value of a share of Holdings common stock on the grant date (such dates, the “Performance Option Vesting Dates” and such stock price hurdles, the “Performance Option Vesting Hurdles”), subject to Employee’s continued employment with the Company through such Performance Option Vesting Dates. The per share exercise price of the Sign-On Performance Options shall be equal to the “Fair Market Value” (as defined in the Plan) of a share of Holdings common stock on the grant date. Any portion of the Sign-On Performance Options that have not vested on or prior to the fourth (4th) anniversary of the Commencement Date shall be forfeited. In the event of a “Change in Control” as defined in the Plan, 100% of any then outstanding Sign-On Performance Options shall become immediately vested in the event that a third party investor who acquired a share of Holdings common stock on the Commencement Date would have generated an annualized internal rate of return of ten percent (10%) or more on such share of common stock through the Change in Control date, based on the relative Fair Market Values of a share of Holdings common stock as of the Commencement Date and as of such Change in Control date (and assuming reinvestment of any dividends or other distributions in additional shares of such common stock) (such achievement, the “10% IRR Hurdle”). Further, the achievement of any previously unrealized Performance Option Vesting

Hurdles will be measured as of the date of such Change in Control, based upon the per share stock price of such Change in Control transaction (the “CIC Stock Price”), and the Sign-On Performance Options for which the Performance Option Vesting Hurdles have been achieved based on the CIC Stock Price will vest (i) immediately in the event such Change in Control occurs on or after the first anniversary of the Commencement Date or (ii) on the first (1st) anniversary of the Commencement Date, subject to Employee’s continued employment through such date, in the event such Change in Control occurs prior to the first (1st) anniversary of the Commencement Date. Any portion of the Sign-On Performance Options for which the corresponding Performance Option Vesting Hurdles or the 10% IRR Hurdle have not been achieved on or prior to the Change in Control date will be forfeited upon such Change in Control date.

(c)     Sign-On RSUs. The Sign-On RSUs shall vest and settle in shares of Holdings common stock in two (2) equal annual installments on each of the second (2nd) and third (3rd) anniversaries of the Commencement Date, subject to Employee’s continued employment with the Company. The Sign-On RSUs shall include dividend equivalent rights with respect to the underlying shares, with such dividend amounts payable to Employee when and if the corresponding underlying shares become vested and are delivered to Employee.

(d)     Sign on MSUs. The Sign-On MSUs shall represent Employee’s right to receive a targeted number of shares of Holdings common stock multiplied by an applicable multiplier (the “MSU Multiplier”) which shall range between 75% of the targeted number of shares (if the “MSU End Price” is equal to or less than 75% of the “MSU Start Price”, as such terms are defined below) and 200% of the targeted number of shares (if the MSU End Price is equal to or greater than 200% of the MSU Start Price), with the MSU Multiplier being adjusted on a linear basis if the MSU End Price is between 75% and 200% of the MSU Start Price. The Sign-On MSUs shall vest and settle upon the third (3rd) anniversary of the Commencement Date (the “MSU Vesting Date”), subject to Employee’s continued employment with the Company through the MSU Vesting Date. The Sign-On MSUs shall include dividend equivalent rights with respect to the underlying shares, with such dividend amounts payable to Employee when and if the corresponding underlying shares become vested and are delivered to Employee. Notwithstanding the forgoing, the MSU Multiplier shall be capped, if necessary, such that the aggregate Fair Market Value of the shares of common stock earned on the MSU Vesting Date shall not exceed 400% of the aggregate Fair Market Value of the target number of Sign-On MSUs calculated as of the grant date. Upon a Change in Control that occurs prior to the MSU Vesting Date, the MSU End Price and the corresponding MSU Multiplier shall be fixed by reference to the CIC Stock Price (the “CIC MSU Multiplier”), and the Sign-On MSUs shall continue to vest on the MSU Vesting Date based upon such CIC MSU Multiplier, subject to Employee’s continued employment through such date. As used herein and except as other set forth above, the “MSU Start Price” shall mean the Fair Market Value of a share of Holdings common stock on the grant date, and the “MSU End Price” shall mean the average closing trading price of Holdings common stock over the twenty (20) trading days immediately preceding the MSU Vesting Date.

(e)     Treatment of Sign-On Equity Awards upon Certain Terminations of Employment. In the event of Employee’s (i) death, (ii) Disability or (iii) Qualifying Termination, in each case, prior to the regular vesting dates of the Sign-On Equity Awards as set forth above, the vesting terms of the Sign-On Equity Awards shall be adjusted as set forth in the table below:

	Death, Disability, or Qualifying Termination prior to a Change of Control	Qualifying Termination on or following a Change of Control

Sign-On Time Options

A portion of the Sign-On Time Options shall become immediately vested such that, as of the termination date, and taking into account any previously vested portion of the Sign-On Time Options, Employee has become vested in the greater of (i) forty-two percent (42%) of the Sign-On Time Options or (ii) a pro-rata portion of the Sign-On Time Options calculated based on the portion (measured on a daily basis) of the three (3) year vesting period completed through the termination date.

100% of the previously unvested Sign-On Time Options shall become fully vested.

Sign-On Performance Options

If such termination date occurs prior to the first (1st) anniversary of the Commencement Date, (i) 100% of any tranches of the Sign-On Performance Options for which the Performance Option Vesting Hurdles have been achieved prior to the termination date (any such tranches, the “Early Achievement Tranches”) shall become vested and (ii) if the 10% IRR Hurdle has been met as of the termination date, 100% of all tranches of the Sign-On Performance Options shall become vested.

If such termination date occurs prior to the first (1st) anniversary of the Commencement Date, 100% of any Early Achievement Tranches of the Sign-On Performance Options shall become vested.

Sign-On RSUs	A portion of the Sign-On RSUs shall become immediately vested such that, as of the termination date, and taking into account any previously vested portion of the Sign-On RSUs,	100% of the previously unvested Sign-On RSUs shall become fully vested.

	Death, Disability, or Qualifying Termination prior to a Change of Control	Qualifying Termination on or following a Change of Control

Employee has become vested in the greater of (i) forty-two percent (42%) of the Sign-On RSUs or (ii) a pro-rata portion of the Sign-On RSUs calculated based on the portion (measured on a daily basis) of the three (3) year vesting period completed through the termination date.

Sign-On MSUs

The MSU Vesting Date shall be deemed to have occurred on such termination date and the portion of the Sign-On MSUs that otherwise would have vested pursuant to Section 3.6(d) shall be multiplied by a percentage equal to the greater of (i) forty-two percent (42%) and (ii) a pro-rata portion of the Sign-On MSUs calculated based on the portion (measured on a daily basis) of the three (3) year vesting period completed through the termination date.

The MSU Vesting Date shall be deemed to have occurred on such termination date.

(f)     Treatment of Sign-On Equity Awards Not Assumed in Connection with a Change in Control. In the event that any or all of the Sign-On Equity Awards that remain outstanding immediately prior to a Change in Control are not assumed by the surviving entity and/or replaced with new awards with substantially equivalent value and terms immediately following such Change in Control, Holdings’ Compensation Committee will exercise its discretion, in accordance with Section 10(b) of the Plan, to provide that 100% of such Sign-On Equity Awards shall become fully vested (other than any Sign-On Performance Options which failed to vest pursuant to Section 3.6(b) above) and shall be canceled in exchange for payment of consideration in an amount equal to the fair value of such Sign-On Equity Awards as described under Section 10(b) of the Plan.

3.7     Open Market Purchases of Holdings Common Stock. During the one (1) year period commencing on the Commencement Date, Employee shall make open market purchases of Holdings common stock (subject to applicable trading restrictions due to blackout periods) in amounts that aggregate to at least $2.7 million worth of Holdings common stock (the “Mandatory Stock Investment”), calculated based on the respective Fair Market Values of such shares of common stock on the relevant common stock purchase dates. Employee shall be required to hold an amount of Holdings common stock corresponding to the Mandatory Stock Investment for the duration of Employee’s employment with the Company.

4.     Employee Benefits. In addition to Employee’s Base Salary, Employee shall be entitled to all standard benefits normally provided by the Company to its similarly situated executive officers, which may be sponsored, developed or established by the Company from time to time in the sole discretion of the Company. Such benefits shall also include, to the extent the Company owns or leases on a full-time basis an aircraft for business use, reasonable personal use of such aircraft; provided, that such use does not interfere with bona-fide business of the Company. For purposes of this Section, reasonable use shall include up to forty (40) hours of flight time per calendar year (and on a pro-rata basis for the portion of 2016 for which the Employee is employed as the Chief Executive Officer of the Company), with unused hours forfeited at the end of each applicable year. Employee shall not be entitled to any remuneration for unused hours hereunder upon termination of employment or otherwise.

5.     Business Expenses. The Company will promptly reimburse Employee (following submission by Employee to the Company of appropriate supporting documentation) for Employee’s usual and customary business expenses incurred in the course of Employee’s employment in accordance with the Company’s applicable policies and procedures, including expenditure limits and substantiation requirements, in effect from time to time regarding reimbursement of expenses incurred by similar situated employees of the Company.

6.     Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Employee’s rights to termination payments and benefits under this Agreement upon termination of employment with the Company.

6.1     Mutual Agreement/Resignation without Good Reason/Death or Disability. Employee’s employment shall terminate upon the occurrence of either of the following events:

(a)     The Company and Employee shall mutually agree to termination in writing or Employee shall resign without Good Reason; provided that Employee shall be obligated to give the Company at least ninety (90) days advance written notice of any resignation without Good Reason. Upon Employee’s termination of employment due to mutual agreement, or the resignation of employment by Employee without Good Reason (as defined herein), the Company will pay to Employee (i) the amount of any unpaid Base Salary owed through the date of termination, (ii) any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of Employee’s duties hereunder prior to termination, (iii) any earned but unpaid Bonus in respect of a previously completed fiscal year, and (iv) any vested benefits the Employee may have earned but not yet received under any employee benefit plan of the Company through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

(b)     The death of Employee or termination by the Company due to Employee’s Disability. “Disability” for purposes of this Agreement shall be the inability of Employee to materially perform Employee’s duties hereunder due to a physical or mental condition for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period, as reasonably determined by the Board in good faith. Upon Employee’s termination of employment for death or Disability, the Company will pay to Employee the Accrued Benefits.

6.2     Termination for Cause. Employee’s employment may be terminated by the Company for “Cause” upon the occurrence of any of the following events:

(a)     Employee’s conviction of or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime involving fraud, dishonesty or moral turpitude which in the reasonable judgment of the Company is materially detrimental to the Company or materially affects Employee’s ability to perform Employee’s essential duties pursuant to this Agreement;

(b)     Employee’s intentional neglect of or material inattention to Employee’s duties (other than by reason of Employee’s physical or mental illness, incapacity or Disability);

(c)     Employee commits an intentional and material act (i) to defraud the Company or its affiliates, or (ii) of embezzlement or dishonesty against the Company or its affiliates; or

(d)     Employee materially and willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by the Company, a self-regulatory organization or a governmental department or agency, which is injurious to the Company;

provided, however, that no event described under clause (b) above shall constitute “Cause” unless the Company first notifies Employee in writing of such event and the event, if capable of being cured, remains uncured for more than thirty (30) days following the date of such notice.

Upon the Company’s termination of Employee’s employment for Cause, the Company will pay to Employee the Accrued Benefits (other than any previously unpaid Bonus amounts in respect of a preceding fiscal year which Bonus amounts, if any, shall be forfeited upon Employee’s termination for Cause), and Company will have no other liability to Employee hereunder. Such termination shall be without prejudice to any other remedy to which the Company may be entitled, either by law, or in equity, or under the terms of this Agreement.

6.3     Termination Without Cause. The Company may terminate the Employee’s employment without Cause immediately at any time upon written notice to Employee. In the event that the Company terminates Employee’s employment without Cause, the Company will pay to Employee the Accrued Benefits. In addition, Employee shall be entitled to the severance compensation and rights described in Section 6.5.

6.4     Termination for Good Reason. Employee may voluntarily resign Employee’s employment for “Good Reason” upon the occurrence of any of the following:

(a)     Employee’s removal as CEO of Holdings (or, following a Change of Control, the ultimate parent of Holdings) or the assignment to Employee of duties that represent a substantial adverse alteration in the nature or status of Employee’s responsibilities, reporting relationship, duties or authority;

(b)     any reduction in Employee’s annual Base Salary or Bonus opportunities;

(c)     the relocation of the corporate headquarters of the Company or Holdings to a location outside of the state of Tennessee; or

(e)     any material breach by the Company of this Agreement or any other agreement with, or obligation to or for the benefit of, Employee, including but not limited to any stock option or stock incentive plan, in each case that is adverse to Employee.

Notwithstanding the foregoing, no event shall constitute Good Reason unless and until Employee shall have notified the Company in writing describing the event which constitutes Good Reason and then only if the Company shall fail to cure such event within thirty (30) days following its receipt of such written notice; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or Employee’s knowledge thereof, unless Employee has given the Company written notice thereof prior to such date.

Upon Employee’s termination of employment for Good Reason, the Company will pay to Employee the Accrued Benefits. In addition, Employee shall be entitled to the severance compensation and rights described in Section 6.5.

6.5     Severance Compensation and Other Obligations. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason (such termination, a “Qualifying Termination”), then, subject to Employee’s continued compliance with the provisions of Sections 7 and 8 of this Agreement, and provided Employee has signed a standard release of claims in favor of the Company and its Related Companies (as defined below), the Company shall provide to Employee the following:

(a)     Employee will receive an amount equal to Employee’s Base Salary multiplied by the Severance Multiple (as defined below), payable in bi-weekly installments over the Severance Period (as defined below), beginning on the date of termination.

(b)     Employee will receive an amount equal to the average annual Bonuses paid (or earned but not yet paid) to Employee pursuant to Section 3.2 of this Agreement for the two (2) most recently completed Performance Periods (as defined in Exhibit A hereto), multiplied by the Severance Multiple, payable in bi-weekly installments over the Severance Period, beginning on the date of termination; provided, however, that in the event that a Qualifying Termination occurs prior to the completion of two (2) full fiscal year Performance Periods following the Commencement Date, the amount determined under this Section 6.5(b) shall be equal to two (2) times Employee’s Annual Target Bonus (as defined in Exhibit A hereto).

(c)     In order to reimburse Employee for Employee’s expenses associated with continued medical benefits coverage, payment to Employee of an aggregate amount equal to twenty-four (24) months of premiums for Company group medical benefits available to Employee and Employee’s family that were in force for Employee and Employee’s family immediately prior to termination. The amount of such premiums shall be equal to the monthly premium set for those medical benefits pursuant to the continuation of medical coverage under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and sections 601 through 608, inclusive, of ERISA (collectively, “COBRA”) at the time of Employee’s termination. These payments shall be made by Company to Employee regardless of the COBRA continuation coverage actually in effect or the premiums actually paid for such coverage, and shall be payable in bi-weekly installments, beginning on the date of termination. Employee understands and acknowledges that the payments specified by this Section 6.5(c) shall be made subject to all income, withholding and other employment taxes and Employee is solely responsible for all income, employment and other taxes that may be imposed thereon.

(d)     Employee will receive any unpaid Bonus earned for all prior completed Performance Periods. Additionally, Employee will receive a pro rata Bonus for the Performance Period in which Employee’s termination occurred, based on actual performance for the full Performance Period (and any exercise of negative discretion applied in a manner no less favorable than as applied collectively, on average, to other senior executives) multiplied by a fraction, the numerator of which is the number of days Employee was employed during the Performance Period through the date of termination and the denominator of which is 365, and paid to Employee when such bonuses are paid to other senior executives.

With respect to this Section 6.5, the “Severance Multiple” shall be equal to two (2), and the “Severance Period” shall be equal to two (2) years.

6.6     Qualifying Termination Following a Change in Control. If Employee’s employment is terminated pursuant to a Qualifying Termination within two (2) years following a Change in Control (a “CIC Qualifying Termination”), then, subject to Employee’s continued compliance with the provisions of Sections 7 and 8 of this Agreement, and provided Employee has signed a standard release of claims in favor of the Company and its Related Companies, the Company shall provide to Employee the severance payments and benefits described in Section 6.5 of this Agreement; provided, however, that with respect to this Section 6.6, the Severance Multiple shall be equal to three (3), and the Severance Period shall be equal to three (3) years.

7.       Restricted Activities.

7.1     Preliminary Statement. Employee acknowledges that by virtue of Employee’s duties under this Agreement, Employee shall become aware of various sensitive and confidential information. Employee further acknowledges that such information would give Employee an unfair competitive advantage should Employee compete with the Company. Employee further acknowledges that the Company has certain subsidiaries and business divisions (collectively, the “Related Companies”) and that Employee may also become aware of certain confidential information relating to the Related Companies which would give Employee an unfair competitive advantage if Employee should compete with the Related Companies. Accordingly, Employee agrees that Employee shall not, directly or indirectly, whether alone or as a partner, officer, director, investor, employee, agent, member or shareholder of any other entity or corporation, without the prior written consent of the Company, violate any of the covenants (the “Covenants”) set forth in this Section 7. For purposes of this Agreement, the term “business division” shall mean any person or entity which controls, is controlled by, or is under common control with the Company or a Related Company.

7.2     Covenant Not to Divulge Confidential Information. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, and after termination of Employee’s employment with the Company, Employee shall not (i) use any Confidential Information of or concerning the Company or the Related Companies except for the Company’s benefit, or (ii) disclose or divulge to any third party any Confidential Information relating to the Company or the Related Companies, except as otherwise required by law. “Confidential Information” shall mean confidential and proprietary information concerning the Company or any Related Company, whether written or oral, which Employee is or becomes aware of and which has not been publicly disclosed which is of value to the Company or any Related Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company or a Related Company. Notwithstanding the foregoing, Confidential Information does not include information (i) in the public domain prior to the time of disclosure, unless due to breach of the Employee’s duties under this Section 7.2 or (ii) that Employee is required to disclose by applicable law, regulation or legal process. Nothing in this Section 7.2 shall preclude Employee’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, and nothing herein shall preclude Employee’s right to receive an award from a Governmental Entity for information provided under any whistleblower program.

7.3.     Covenant Not to Compete or Interfere with Business Relationships.

(a)     During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, and continuing for a period of two (2) years after termination of Employee’s employment with the Company (the “Restricted Period”), Employee shall not engage in any activity competitive with or adverse to the Company’s or any Related Company’s physician practice management business.

(b)     During the Restricted Period, Employee shall not solicit or hire (for Employee or on behalf of a third party) any person who is then, or during the term of this Agreement was, an employee or contractor (including, without limitation, any Contract Physicians) of the Company or any Related Company. “Contract Physicians” shall include those physicians with whom the Company or any Related Company then has a contract, or which have actively been recruited by the Company or any Related Company within one hundred eighty (180) days prior to termination of this Agreement.

(c)     During the Restricted Period, Employee shall not induce or attempt to induce any Covered Client to terminate such relationship, or engage in any other activity detrimental to any Related Company. For purposes of this Agreement, “Covered Client” means (i) any then current client of the Company or any Related Company, (ii) any client with which the Company or any Related Company previously did business during the one hundred eighty (180) day period immediately prior to termination of Employee’s employment with the Company, or (iii) any prospective client of the Company or any Related Company which the

Company or a Related Company was “actively seeking” to do business with within the one hundred eighty (180) day period immediately before termination of Employee’s employment with the Company. For purposes of this Agreement, the Company or a Related Company will be deemed to have been “actively seeking” to do business with a prospective client if the Company or a Related Company did any of the following: (A) met with the administration of such prospective client, (B) submitted a response to a Request for Proposal (“RFP”) or other formal proposal from such prospective client, or (C) made any other written response to a request, solicitation, or initial discussion by or with such prospective client.

(d)     During the Restricted Period, Employee shall not be employed by nor have any financial relationship with any entity which directly or indirectly performs any competitive activity which Employee is individually prohibited from performing under the terms of this Agreement.

(e)     Notwithstanding the restrictions specified in this Section 7, nothing herein shall be construed to prohibit Employee from: (i) owning, solely as a passive investment, the securities of an entity which are publicly traded on a national or regional stock exchange or on the over-the-counter market or investing through a private equity fund in securities of an entity that is not publicly traded, provided that Employee (A) is not a controlling person or, or a member of a group which controls, such entity, and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity, or (ii) owning, solely as a passive investment, the securities of an entity which are not publicly traded provided that such entity is not engaged in a principal business of providing emergency room services to hospitals.

Except as specifically provided herein, Employee is free to engage in any business activity not otherwise prohibited by this Agreement in any geographic location.

7.4     Construction. For purposes of this Section 7, the term “then” shall mean at the time of Employee’s engagement in the applicable conduct. The Covenants are essential elements of this Agreement, and but for Employee’s agreement to comply with the Covenants, the Company would not have entered into this Agreement. The Covenant shall be construed as independent of any other provisions in this Agreement. Except as provided in Section 7.6 below, the existence of any claim or cause of action of Employee against the Company or any Related Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the Covenants. The period of time during which Employee is prohibited from engaging in the business practices described in the Covenants shall be extended by any length of time during which Employee is in breach of the Covenants. The Company and Employee agree that the Covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company. However, if a court of competent jurisdiction determines that any portion of the Covenants, including without limitation, the specific time period, scope or geographical area, is unreasonable or against public policy, then such Covenants shall be considered divisible as to time, scope, and geographical area and the maximum time period, scope or geographical area which is determined to be reasonable and not against public policy shall be enforced.

7.5     Remedies. The parties agree that if Employee breaches any Covenant, the Company or the Related Companies, as applicable, will suffer irreparable damages and

Employee will receive a benefit for which Employee had not paid. Employee agrees that (i) damages at law will be difficult to measure and an insufficient remedy to the Company or a Related Company in the event that Employee violates the terms of this Section 7, and (ii) the Company and the Related Companies shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section 7 without the necessity of posting a bond or proving actual damages, which injunctive relief shall be in addition to any other rights or remedies available to the Company or the Related Companies. No remedy shall be exclusive of any other, and neither application for nor obtaining injunctive or other relief shall preclude any other remedy available, including money damages. Employee acknowledges and agrees that the Related Companies are intended beneficiaries of the Covenants and shall have the same rights and remedies as the Company to enforce the Covenants.

7.6     Limitation on Enforcement. In the event the Company materially breaches this Agreement by failing to meet a payment obligation hereunder (as defined below), and Employee is not in breach of this Agreement, then Employee shall no longer be bound by the Covenants. For purposes of this Agreement, “materially breaches this Agreement by failing to meet a payment obligation hereunder” shall mean (i) the Company has failed to meet a payment obligation hereunder (and likewise failed to cure such nonpayment within thirty (30) days following notice from Employee), and (ii) the Company did not have a good faith basis to not pay the disputed payment to Employee. If the Company has a good faith dispute regarding the amount owed to Employee, such dispute shall be submitted to arbitration pursuant to Section 20 herein. If a good faith dispute does exist regarding any payment obligation, the Company shall only be deemed to have materially breached this Agreement by failing to meet a payment obligation hereunder if, after the amount to be paid is determined by an arbitrator, the Company does not pay such amount awarded by the arbitrator within thirty (30) days after the arbitrator’s decision.

8.     Inventions and Intellectual Property. Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the present or planned business of the Company or any Related Company that, alone or jointly with others, Employee may conceive, create, make, develop, reduce to practice or acquire during the term of this Agreement (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all such Developments. All related items, including, but not limited to, memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by Employee, or made available to Employee, concerning the business or planned business of the Company or any Related Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of this Agreement. Notwithstanding the foregoing, this Section 8 shall not apply to any Developments for which no equipment, supplies, facilities, intellectual property, trade secrets or Confidential Information of the Company or any Related Company were used and that was developed entirely on Employee’s own time, unless the Development (i) relates to the Company’s or any Related Company’s current or contemplated business or activities, (ii) relates to the Company’s or any Related Company’s actual or demonstrably anticipated research or development, or (iii) results from or relates to any work performed by Employee for the Company. The provisions of this Section 8 shall survive the termination of this Agreement.

9.       Key Man Insurance. The Company shall have the option to purchase a key man disability and/or life insurance policy regarding Employee which names the Company or its designee as beneficiary. Employee agrees to cooperate with the Company in obtaining such policies including, without limitation, submitting to a reasonably requested medical examination.

10.     Death. If Employee dies before the date on which all amounts owing to the Employee hereunder are paid in full, the Company and Holdings, as the case may be, shall pay to Employee’s estate (or such other recipient as designated from time to time by Employee in writing) such remaining amounts when and as such amounts were otherwise payable to Employee. After receiving the payments provided under this Section 10, Employee and Employee’s estate shall have no further rights against the Company for compensation under this Agreement.

11.     Assignment and Binding Effect. Employee may not sell, assign, transfer, or otherwise convey any of Employee’s rights or delegate any of Employee’s duties under this Agreement without the prior written consent of the Company. Otherwise, this Agreement shall be binding upon and inure to the benefit of the parties and their successors, assigns, heirs, representatives and beneficiaries.

12.     Entire Agreement and Modification. This Agreement and the award agreements to be entered into by Employee and Holdings with respect to the Sign-On Equity Awards set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by both parties.

13.     Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

14.     Governing Law and Venue and Limitations Period. Tennessee law shall govern the rights and obligations under this Agreement, without giving effect to any conflict of laws principles that would require application of the laws of any other jurisdiction. In the event litigation is necessary, such legal action shall be commenced only in a court, of competent jurisdiction in Knox County, Tennessee; litigation commenced other than in Knox County, Tennessee shall be subject to being dismissed, stayed or having venue transferred to Knox County at the option of the party not commencing said litigation. The parties further waive all objections and defenses to litigation being conducted in Knox County, Tennessee, based upon venue or under the doctrine of forum non conveniens. Legal proceedings for breach of this Agreement shall be commenced within twelve (12) months of any alleged breach or thereafter be barred.

15.     Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or first class mail, to the addresses below, or hand-delivered to the party to whom it is to be given. Any party may change such address by written notice to the other party. Any notice or other communication given by certified mail or first class mail shall be deemed given two (2) days after mailing thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

If to the Company:	AmeriTeam Services, LLC 265 Brookview Centre Way Suite 400 Knoxville, Tennessee 37919 Attention: General Counsel
With a copy to Holdings at:	Team Health Holdings, Inc. 265 Brookview Centre Way Suite 400 Knoxville, Tennessee 37919 Attention: Human Resources Vice President
If to Employee:	Address on File With Human Resources

Notwithstanding anything herein to the contrary, if actual written notice is received, regardless, of the means of transmittal, such notice shall be deemed to be acceptable and effective as proper notice under this Section 15.

16.     Severability. Except as otherwise provided in Section 7.4, in the event that any provision in this Agreement shall be found by a court, arbitrator, referee or governmental authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be effected or impaired thereby, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

17.     Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18.     Confidentiality. Subject to any requirements to publicly disclose this Agreement, during the term of this Agreement and thereafter, Employee shall not disclose any terms or information pertaining to any provision of this Agreement to any person or entity without the prior written consent of the Company, with the exception of Employee’s tax, legal or accounting advisors for legitimate business purposes of Employee, or as otherwise required by law.

19.     Enforcement Costs. If any legal action or other proceeding is brought, for the enforcement of any of the terms or conditions of this Agreement, or because of an alleged dispute, breach, or default, in connection with any of the provisions of this Agreement the prevailing party in such action shall be entitled to recover from the non-prevailing party the costs it incurred in such action including, but not limited to, reasonable attorneys’ fees (including costs and fees incurred on appeal), in addition to any other relief to which such party may be entitled.

20.     Survival. Termination of this Agreement shall not terminate any continuing obligation(s) of the parties under this Agreement, and the parties hereby agree that such obligation(s) shall survive termination, unless the context of the obligation(s) requires otherwise.

21.     Name or Ownership Change. This Agreement shall continue in full force and effect in the event of a change in the name or ownership of the Company.

22.     Compliance With Other Agreements. Employee represents and warrants that the execution of this Agreement and Employee’s performance of Employee’s obligations hereunder will not conflict with, or result in a breach of any provision of, or result in the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound, including, without limitation, a breach of any restrictive covenants contained in any agreements between Employee and any of Employee’s current or former employers.

23.     No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

24.     Indemnification.

24.1     General. The Company agrees that if Employee is made a party or is threatened to be made a party to any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Employee is or was a trustee, director, officer, member, shareholder, partner, employee or agent of the Company or any of its Related Companies or is or was serving at the request of the Company or any of its business divisions as a trustee, director, officer, member, shareholder, partner, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other entity, including without limitation, service with respect to employee benefit plans, whether or not the basis for such Proceeding is alleged action in an official capacity while serving as a trustee, director, officer, member, shareholder, partner, employee, agent or otherwise, Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all Expenses (as defined herein) incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a trustee, director, officer, member, shareholder, partner or agent of, or is no longer employed by, the Company or any of its Related Companies and shall inure to the benefit of Employee’s heirs, executors and administrators; provided, however, that except with respect to proceedings to enforce rights to indemnification under this Agreement, the Company shall indemnify Employee in connection with a Proceeding (or part thereof) initiated by Employee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of Expenses where the undertaking required pursuant to this Agreement, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Tennessee General Corporation Act for the Company to indemnify the claimant for the amount claimed but the burden of such defense shall be on the Company.

24.2     Expenses. As used in this Section 24, “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, disbursements and costs of attachment or similar bonds, costs of investigations, and any expenses of establishing a right to indemnification under this Agreement.

24.3     Enforcement. If a claim or request under this Section 24 is not paid by the Company, or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Employee shall also be entitled to be paid the costs and expenses, including, without limitation, attorneys’ fees, or prosecuting such suit, together with prejudgment interest.

24.4     Partial Indemnification. If Employee is entitled to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Employee for the portion of such Expenses to which Employee is entitled.

24.5     Advances of Expenses. Expenses incurred by Employee in connection with any Proceeding shall be paid by the Company in advance upon Employee’s request that the Company pay such Expenses, but only in the event that Employee shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Employee is not entitled to indemnification, and (ii) a statement of Employee’s good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

24.6     Notice of Claim. Employee shall give the Company notice of any claim made against Employee for which indemnification will or could be sought under this Agreement. In addition, Employee shall give the Company such information and cooperation as it may reasonably require and as shall be within Employee’s power and at such times and places as are convenient for Employee.

24.7     Defense of Claim. With respect to any Proceeding (except any criminal or regulatory Proceeding) as to which Employee notifies the Company of the commencement thereof: (i) the Company will be entitled to participate in such Proceeding at its own expense; (ii) except as otherwise provided below, to the extent it so desires, the Company will be entitled to assume the defense thereof, with counsel satisfactory to Employee, which in the Company’s discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary thereof (Employee also shall have the right to employ Employee’s own counsel in such action, suit or Proceeding if Employee reasonably concludes that failure to do so would involve a conflict of interest between the Company and Employee, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.); and (iii) the Company shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, such consent not to be unreasonably withheld. The Company shall not settle any action or claim in any manner that would impose any penalty that would not be paid directly or indirectly by the Company or result in any limitation on, or reporting requirements to third parties by, Employee without Employee’s prior written consent. Neither the Company nor Employee will unreasonably withhold or delay their respective consent to any proposed settlement. A party from which consent to settle is requested shall respond to such request no later than five (5) days, unless for good cause, but in no event less than thirty (30) days. A party’s response shall either consent or set forth in reasonable detail the basis on which consent is withheld. A party failing to timely respond as provided herein shall be deemed to have consented to such proposed settlement.

24.8     Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 24 shall not be exclusive of any right that Employee may have or hereafter may acquire under any statute or certificate of incorporation or bylaws of the Company or any subsidiary thereof, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

25.     Compliance With IRC 409A.

25.1     Application of Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of Section 409A of the Code, and the rules set forth in this Section 25 shall apply with respect to any payments that may be subject to Section 409A of the Code notwithstanding any other provision of this Agreement.

25.2     Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the Release described in Section 6.5 shall be made, if at all, in accordance with this Section 25.2, and only if Employee has delivered to the Company a properly executed Release for which all legally mandated revocation rights of the Employee have expired prior to the sixtieth (60th) day following the date of termination. Any such payment shall be made after receipt of such executed and irrevocable Release within such sixty (60) period, unless otherwise scheduled to be made after such period pursuant to the terms of this Agreement; provided, however, if the sixty (60) day period for such payments begins in one taxable year of Employee and ends in a second taxable year of Employee, any payments otherwise payable within such sixty (60) day period will be made in the second taxable year. Any payments due after such sixty (60) period shall be payable in accordance with their regularly scheduled payment date. All payments hereunder are subject to any required delay pursuant to Section 25.3, if applicable. If the Company does not receive a properly executed Release, for which all rights of revocation have lapsed, prior to the time specified in this Section 25.2, Employee shall forfeit all rights to any payments under Section 6.5 or 6.6 of this Agreement, which are contingent on such Release.

25.3     “Specified Employee” Delay in Payment. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 25; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to thereto. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and references herein to Employee’s termination of employment shall refer to Employee’s “separation from service” within the meaning of the default provisions of Treas. Reg. § 1.409A-1(h).

25.4     Expenses; In-Kind Benefits. To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

26.     Effect of Termination. Any termination of the Employee’s employment with the Company shall automatically be deemed to be a simultaneous resignation of all other positions and titles the Employee holds with the Company, Holdings or any of their business divisions, whether as an officer, director, fiduciary, administrator or otherwise.

27.     Section 280G. In the event that part or all of the consideration, compensation or benefits to be paid to Employee under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Employee (collectively, the “Total Payments”) constitute “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code, then the Total Payments to be made to Employee shall be reduced, but only to the extent Employee would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Employee is entitled to receive shall be $1 less than the maximum amount which Employee may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount by the Company under Section 280G. For purposes of this Section 27, the determination of whichever amount is greater on an after-tax basis shall be (i) based on maximum federal, state and local income and employment tax rates and the tax that would be imposed on Employee pursuant to Section 4999, and (ii) made at Company expense by independent accountants selected by the Company. If the determination made pursuant to this Section 27 results in a reduction of the payments that would otherwise be paid to Employee, such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that Employee would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Employee to additional taxation under Section 409A of the Code.

28.       Legal Fee Reimbursement. Promptly following the Commencement Date, the Company shall reimburse Employee for his legal fees incurred in connection with the review and negotiation of this Agreement up to a maximum of $20,000.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

COMPANY: AMERITEAM SERVICES, LLC

By:	/s/ Steven E. Clifton
Its: EVP, General Counsel and Corporate Secretary

HOLDINGS: TEAM HEALTH HOLDINGS, INC.

By:	/s/ Steven E. Clifton
Its: EVP, General Counsel and Corporate Secretary

EMPLOYEE:

/s/ Leif Murphy
Leif Murphy

Signature Page to Employment Agreement

Exhibit A

Management Incentive Plan

During each fiscal year of the Company commencing with the 2017 fiscal year (each a “Performance Period”), Employee shall be entitled to participate in an Annual Management Incentive Plan (the “Bonus Plan”) determined in good faith from time to time by the Board or designated Compensation Committee of the Board (the “Committee”), referred hereinafter as the “Administrator” of the Bonus Plan.

For purposes of the Bonus Plan, commencing with Performance Periods in 2017 and beyond, Employee’s target Bonus opportunity (the “Annual Target Bonus”) for each Performance Period will be equal to one hundred percent (100%) of Employee’s Base Salary at the time the performance goals for the relevant Performance Period are set. Unless otherwise determined by the Administrator, or except as specifically provided in Section 6.5 or 6.6 (“Severance Compensation”) of this Employment Agreement, Employee shall not be entitled to the payment of any bonuses under the Bonus Plan with respect to a Performance Period in the event of the termination of Employee’s employment with the Company for any reason prior to the last day of the applicable Performance Period. Bonus payments, if earned, shall be paid to Employee no later than two and one-half (2.5) months following the Performance Period to which such bonus relates.